April 26, 2018

Ensco plc
London, England

Re: Registration Statements on Form S-8 (Nos. 333-174611, 333-58625, 033-40282, 333-97757, 333-125048, 333-156530, 333-181593, 333-204294, 333-211588, 333-218240 and 333-220859) and Form S-3 (No. 333-201532 and No. 333-221706) and Form S-4 (333-215853 and 333-218808).

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 26, 2018 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Houston, Texas